U.S. SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.
FORM 4
ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Andreas, Ray A.
   29400 Lakeland Boulevard
   Wickliffe, OH  44092
2. Issuer Name and Ticker or Trading Symbol
   The Lubrizol Corporation
   LZ
3. IRS or Social Security Number of Reporting Person (Voluntary)
   ###-##-####
4. Statement for Month/Year
   September 1996
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Vice President and Chief Financial Officer

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Year      |ect(I)|                           |
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
Common Shares Without Par V|9/20/9|M   | |400               |A  |$21.5313   |                   |      |                           |
alue                       |6     |    | |                  |   |           |                   |      |                           |
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Common Shares Without Par V|9/20/9|F   | |295               |D  |$29.1875   |                   |      |                           |
alue                       |6     |    | |                  |   |           |                   |      |                           |
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Common Shares Without Par V|9/20/9|M   | |3,000             |A  |$16.6563   |                   |      |                           |
alue                       |6     |    | |                  |   |           |                   |      |                           |
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Common Shares Without Par V|9/20/9|F   | |1,711             |D  |$29.1875   |14,411             |D     |                           |
alue                       |6     |    | |                  |   |           |                   |      |                           |
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Common Shares Without Par V|      |    | |                  |   |           |2,381              |I     |Qualified Plan             |
alue                       |      |    | |                  |   |           |                   |      |                           |
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
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Year        |(I)|            |
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
Employee Stock Option |$21.5313|9/20/|M   | |400        |D  |Curre|6/19/|Common Share|400    |       |0           |D  |            |
(Right to Buy)        |        |96   |    | |           |   |nt   |99   |s           |       |       |            |   |            |
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Employee Stock Option |$16.6563|9/20/|M   | |3,000      |D  |Curre|2/26/|Common Share|3,000  |       |0           |D  |            |
(Right to Buy)        |        |96   |    | |           |   |nt   |2000 |s           |       |       |            |   |            |
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Employee Stock Option |$28.8750|9/23/|A   |V|1,711      |A  |Curre|2/26/|Common Share|1,711  |       |1,711       |D  |            |
(Right to Buy)        |        |96   |    | |           |   |nt   |2000 |s           |       |       |            |   |            |
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Employee Stock Option |$28.8750|9/23/|A   |V|295        |A  |Curre|6/19/|Common Share|295    |       |295         |D  |            |
(Right to Buy)        |        |96   |    | |           |   |nt   |99   |s           |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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
Explanation of Responses:
SIGNATURE OF REPORTING PERSON
Ray A. Andreas by Leslie M. Reynolds
DATE
October 8, 1996